7 Atir Yeda Street

Kfar Saba 44425, Israel

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on December  22nd, 2005

The enclosed revised proxy card includes the additional resolution (x) set forth below.

PROXY STATEMENT SUPPLEMENT

ITEM 3

APPROVAL OF COMPENSATION AND THE GRANT OF STOCK OPTIONS TO DIRECTORS OF THE COMPANY

The Company`s success depends and will depend to a significant extent on the performance of its management and senior employees, including Messrs. Dov Moran and Aryeh Mergi and Ms. Dana Gross, who serve as the Company`s Chairman of the Board, President and Chief Executive Officer, its Executive Vice President of Business Development, and its Chief Marketing Officer, respectively. The Company further relies and will rely on the services of its Non-Employee Directors, including Dr. Hans Wagner and Messrs. Yossi Ben Shalom, Yair Shoham, Itsik Onfus, Ms. Zehava Simon and Mr. Yuval Neeman. The loss of the services of any of its Directors could have an adverse effect on the Company. In recognition of the importance of these Directors to the Company, the Board and its Audit Committee have approved, subject to the approval of the Shareholders, the grant of options and payment of compensation to these Directors.

Under the Companies Law, compensation paid to any Director, including the grant of stock options, is subject to the approval of the General Meeting.

In connection with clause (ix) below, we note that the service of our External Directors is limited under Israeli law to two three-year terms. The purpose of this change in vesting is to enable these directors and other long-serving directors to benefit from the options granted to them prior to the termination of their service.

The Board and its Audit Committee will present the following Ordinary Resolutions at the Annual General Meeting:

"Following the approval both by the Audit Committee and the Board, in compliance with the requirements of the Companies Law, it is hereby:

(i) RESOLVED, that the grant to Mr. Dov Moran, the Company`s Chairman of the Board, President and Chief Executive Officer, of options to purchase One Hundred Thousand (100,000)  Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

__1__

(ii) RESOLVED, that the grant to Mr. Aryeh Mergi, the Executive Vice President of Business Development and a Director, of options to purchase Eight Thousand (8,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(iii) RESOLVED, that the grant to Ms. Dana Gross, the Chief Marketing Officer and a Director, of options to purchase Twenty Five Thousand (25,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(iv) RESOLVED, that the grant to Dr. Hans Wagner, a Non-Employee Director, of options to purchase Eight Thousand (8,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(v) RESOLVED, that the grant to Yossi Ben Shalom, a Non-Employee Director and Chairman of the Audit Committee, of options to purchase Eight Thousand (8,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(vi) RESOLVED, that the grant to Zehava Simon, as an initial grant to a newly-appointed Non-Employee Director, of options to purchase Fifteen Thousand (15,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(vii) RESOLVED, that the respective grants to each of Messrs. Yair Shoham and Itsik Onfus, each an External Director, of options to each to purchase Eight Thousand (8,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved;

(viii) RESOLVED, that beginning as of April 19, 2005, the date such compensation was approved by the Board, the payment to each of the directors, other than the Chairman of the Board,  of compensation for their service as directors in the amount of US $10,000 per year and US $400 per in-person board or committee meeting;

(ix) RESOLVED, that, in order to enable External Directors, whose service is limited under the Companies Law to a maximum of six years to benefit from the options granted to them prior to the termination of their service, in the event that the service of any External Director who has served for five years or more is terminated for any reason other than the matters listed in Section 226(a) of the Companies Law, all unvested options issued henceforth held by such director shall automatically vest and become exercisable immediately prior to such termination; and

(x) RESOLVED, that the grant to Yuval Neeman, as an initial grant to a newly-appointed Non-Employee Director, of options to purchase Fifteen Thousand (15,000) Ordinary Shares, on such terms as determined by the Board and such other terms and conditions as are set forth in the Option Plan, be, and the same hereby is, approved.

Since the members of the Board have a personal interest in the Ordinary Resolutions approving the compensation and grant of options to the Directors, the Board does not express any opinion or recommendation with respect thereto.

__2__